                                     FORM 4

[ ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instructions 1(b).

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940
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1. Name and Address of Reporting Person
   SJMB, LLC
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   (Last)            (First)            (Middle)
          4295 San Felipe, Suite 200
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                     (Street)
   HOUSTON,               TX            77027
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   (City)               (State)         (Zip)
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2. Issuer Name and Ticker or Trading Symbol
   INDUSTRIAL HOLDINGS, INC. (IHII)
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3. IRS or Social Security Number of Reporting Person (Voluntary)

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4. Statement for Month/Year
   JUNE/2001
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5. If Amendment, Date of Original (Month/Year)

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6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [X] 10% Owner
   [ ] Director
   [ ] Officer (give title below)
   [ ] Other (specify below)

7. Individual or Joint Group Filing (check applicable line)

[X]  Form filed by one reporting person

[ ]  Form Filed by more than one reporting person

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TABLE I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

-----------------------------------------------------------------------------------------------------------------------------------
          1.                2.            3.                     4.                          5.                6.             7.
---------------------    --------     ----------    ------------------------------      -----------       ----------     ----------
                                                                                        Amount of         Owner-
                                                                                        Securities        ship
                          Trans-        Trans-            Securities Acquired (A)       Beneficially      Form:
                          action        action            or Disposed of (D)            Owned at          Direct         Nature of
                          Date          Code              (Instr. 3, 4 and 5)           End of            (D) or         Indirect
Title of                 (Month/      (Instr. 8)     ----------------------------       Month             Indirect       Beneficial
Security                  Day/        ----------       Amount    (A) or   Price         (Instr.           (I)            Ownership
(Instr. 3)                Year)       Code   V                     (D)                  3 and 4)          (Instr. 4)     (Instr. 4)
---------------------    --------     ----  ----     ----------- ------  ---------      -----------       ----------     ----------
Common Stock             05/14/01     S                 32,258   D       $7.44                            D              (1)

Common Stock             06/29/01     C              3,284,167   A       $1.15          6,350,513         D              (1)


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly. (Print or Type Responses)

Explanation of Responses:

(1) Directly owned by SJMB, L.P., of which the Reporting Person is sole general partner.


TABLE II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
        (e.g. puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------------------------------
     1.        2.       3.         4.         5.             6.                7.           8.          9.         10.       11.
----------  --------  --------  --------  ----------    ------------     --------------   ------   ----------  --------- ----------
                                                                           Title and                           Ownership
                                          Number of     Date Exer-         Amount of                            Form of
                                          Derivative    cisable and        Underlying               Number of   Deriv-
                                          Securities    Expiration         Securities      Price    Derivative  ative
            Conver-             Trans-    Acquired (A)  Date (Month/       (Instr. 3       of       Securities  Security:
            sion or   Trans-    action    or Disposed    Day/Year)          and 4)         Deriv-   Benefi-     Direct
            Exercise  action    Code      of (D)        --------------   --------------    ative    cially      (D) or    Nature of
Title of    Price of  Date      (Instr.   (Instr. 3,    Date                     Amount    Secur-   Owned at    Indirect  Indirect
Derivative  Deriv-    (Month/    8)        4 and 5)     Exer-   Expir-           or Num-   ity      End of      (I)       Beneficial
Security    ative      Day/     --------  ----------    cis-    ation            ber of   (Instr.   Month       (Instr.   Ownership
(Instr. 3)  Security   Year)    Code  V   (A)   (D)     able     Date    Title   Shares    5)       (Instr. 4)   4)       (Instr. 4)
----------  --------  --------  ---- ---  ----  ----    ------- ------   -----   ------   ------   ----------  --------  ----------
Warrants    $1.25     8/25/00   S         200,000 D     6/30/00 6/30/05  Common   200,000  $1.25               D         (1)
                                                                          Stock

Warrants    $1.25     12/12/00  S         100,000 D     6/30/00 6/30/05  Common   200,000  $1.25               D         (1)
                                                                          Stock

Convertible $1.15     6/29/00   C       3,284,167 D     8/25/00 2/25/02  Common 3,284,167  $1.15   6,350,513   D         (1)
   Note                                                                   Stock


Explanation of Responses:

(1) Directly owned by SJMB, L.P., of which the Reporting Person is sole general partner.



               /s/ JAMES H. HARRISON, VICE PRESIDENT              7/5/01
              ----------------------------------------     --------------------
               ** Signature of Reporting Person                    Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.